Exhibit 99.1

QUALITY SYSTEMS, INC.

FISCAL 2012 THIRD QUARTER RESULTS CONFERENCE CALL

January 26th, 2012, 10:00 AM ET

Chairperson: Steven Plochocki (Mgmt.)

Operator:	Good day ladies and gentlemen. Thank you for standing by. Welcome to the Quality Systems Fiscal 2012 Third Quarter Results Conference Call. During today’s presentation all parties will be in a listen-only mode. Following the presentation the conference will be open for questions. If you have a question, please press the star, followed by the one, on your touch-tone phone. If you would like to withdraw your questions, please press the star, followed by the two, and if you are using speaker equipment, please lift the handset before making your selection. This conference is being recorded today Thursday, January 26th, 2012.

I would now like to turn the conference over to Steve Plochocki. Please go ahead.

Steven Plochocki:	Don’t feel bad. I have a hard time saying it myself. Thank you, Alicia, and welcome to the Quality Systems 2012 Third Quarter Results call. With me this morning are Paul Holt, our CFO; Scott Decker, the President of NextGen; Donn Neufeld, Executive Vice President of EDI and Dental; Steve Puckett, Executive Vice President of NextGen Inpatient Solutions; and Monte Sandler, Executive Vice President of Practice Solutions.

Please note that the comments made on this call may include statements that are forward-looking within the meaning of securities laws, including, without limitation, statements related to anticipated industry trends, the Company’s plans, products, perspective and strategies, preliminary and projected, and capital equity initiatives and the implementation of potential impacts of legal, regulatory or accounting principles.

I’ll provide some opening comments and then turn it over to the team.

The Company reported record net revenues of 112.8 million for the fiscal 2012 third quarter, an increase of 23% when compared with 91.9 million for fiscal 2011 third quarter. Net income for the fiscal 2012 third quarter reached a record 21.1 million, up 21%, versus the 17.5 million for the same period a year ago. Fully diluted earnings per share were $0.36 in the third quarter of fiscal 2012, versus $0.30 for fiscal 2011 third quarter, up 20%.

Our continued record growth can be attributed to the shift towards transitioning to electronic health records amongst physicians, hospitals, and medical groups. As the momentum continues and more practices adopt electronic based solutions, Quality Systems is capturing additional market share. We now have entered the second year of the five year stimulus period, which appears to be the most aggressive in terms of health information technology adoption. Our quarterly results are indicative of the continued acceptance of our innovative solutions throughout the marketplace and across the physician practices, small hospitals and dental groups.

The Company’s Board of Directors declared a quarterly cash dividend of $0.175 per share on the Company’s outstanding shares of common stock, payable to shareholders of record as of Tuesday, March 20th, 2012, with an anticipated distribution date of April 5th, 2012. The $0.175 per share cash dividend is consistent with the Company’s current policy to pay a quarterly dividend on the Company’s outstanding shares of common stock, subject to further Board review and approval, and establishment of record and distribution dates by the Board prior to the declaration of payment of each such quarterly dividend.

Our pipeline continues to build to record levels as leads, RPs, online demos, web hits continue to accelerate throughout all our business units. We’re setting a very strong foundation for what we believe is going to be a powerfully robust period here in the second year of the stimulus movement.

Paul, why don’t you take us through some of our financials and then we’ll get onto our divisional folks?

Paul Holt:	Thanks, Steve, and hello, everyone. Our consolidated revenue of $112.8 million included strong performance in both our systems sales and services revenue lines, which both grew 23% over the prior year. Our consolidated system sales continue to benefit from strong growth in our Ambulatory and Inpatient divisions, reaching a total of $41.6 million. Systems sales and the NextGen Ambulatory unit grew 18% on a year-over-year basis at 34.7 million, and systems sales for our Inpatient division grew 62% to 5.4 million. Our total consolidated maintenance, RCM, EDI, and other services revenue grew 23% at 71.1 million versus 57.9 million a year ago. The primary contributors to growth in this category were continued growth in maintenance and other services, which grew on a year-over-year basis by 30 and 43% respectively. Maintenance revenue continues to benefit from the continued growth in our customer base, and other services revenue which includes consulting services, annual licenses and other recurring types of services, have continued to show strong growth on a year-over-year basis.

Our consolidated gross profit margin this quarter came in at 66%, up from a year ago quarter at 64.8%. The biggest contributor to the higher gross margin reported this quarter was a drop in the relative amount of hardware revenue included in systems sales, which is partially offset by a lower gross profit margin on our implementation services. Margins in our professional services were impacted by additional investments that we made in growing those resources, as well as lower utilization rates related to normal seasonality, which we experienced in the December quarter.

The total SG&A expense, excluding amortization, increased by approximately 5.1 million to 33.1 million in this quarter compared to 28 million a year ago. This increase was primarily driven by increased headcount and other SG&A expenses, which were up by 3.6 million and 1.5 million respectively.

Net income for the quarter grew 21% to 21.1 million, versus 17.5 million a year ago. And I want to mention our December 2011 quarter results included approximately 1.2 million of intangible amortization expense related to acquisitions, versus .8 million a year ago. This quarter we also had approximately .8 million in stock option expense, versus .9 million a year ago.

Moving to segment performance: NextGen Ambulatory unit revenue was 85.9 million. That’s up 24% from 69.3 million a year ago. Operating income was 35.2 million, up 24% from 28.5 million a year ago.

Our Inpatient division: total revenue 9.9 million, up 72% versus 5.8 million a year ago. Operating income 3.4 million, up 68% from 2 million a year ago.

QSI Dental, revenue 4.9 million, up 13% from 4.3 million a year ago. Operating income .6 million versus .8 million a year ago.

Practice Solutions, total revenue 12.1 million, down slightly from 12.5 million a year ago, and operating income roughly unchanged at 1.2 million versus 1.3 million a year ago.

I want to add that on November 14th, 2011 the Company acquired ViaTrack, a developer and provider of information technologies that enhance our EDI offerings. This acquisition bolsters our EDI capabilities and provides a foundation to bring EDI services to the Inpatient market. The ViaTrack purchase price totaled approximately 10.9 million including contingent consideration payable over a one year period, with a fair value of approximately 3 million which is based—which was estimated based on management’s forecast of expected revenues. We’ll provide more financial details in our Form 10-Q, which is expected to be filed shortly.

Moving on to our balance sheet, total cash, not including restricted cash, was 129 million, or $2.18 per diluted share, compared to 125.8 million, or $2.13 per share at the end of the prior quarter, and 116.6 million, or $2.00 per share at the start of our fiscal year. As a result of our strong cash flows from operations, this quarter we were able to grow our cash by 3.3 million, while at the same time paying a $10.3 million dividend and paying $5.7 million for our ViaTrack acquisition.

DSO’s net of amounts included in both accounts receivable and deferred revenue dropped by a day at 81 days versus last year’s 82 days. Our DSO’s based on a gross basis increased slightly compared to the prior year quarter at 129 days versus 126 days a year ago. On a sequential basis our DSO’s increased by two days.

Our current deferred revenue increased to 90.6 million, compared to 83.3 million last quarter, and our growth in deferred revenue was driven by increases in deferred implementation services, maintenance and annual licenses.

In summary, we’re very proud of our results this quarter, which included continued investment in our implementations, sales support and development, while continuing to maintain strong revenue and earnings growth and strong cash flows from operations. We’re excited about our position in the market and the opportunities that we have in front of us.

I’ll turn things over to Scott Decker.

Scott Decker:	Thanks, Paul, and good morning, everybody. We’re very excited in the Ambulatory Division with the quarter we just completed as it represented another great quarter of growth, and we’re real happy with where the market is and how everybody’s executing at this point. As Paul indicated, we had about 24% top line growth in the division and operating income in line with that.

As far as metrics for the quarter, we had 128 new contracts signed this quarter versus 94 last quarter, so a real significant jump on that front. Twelve of those were SaaS deals this quarter. Discounting did not materially change for us in the market. As of 12/31 we now have 107 quota carrying sales and management positions, versus 102 that I reported last quarter, and 96 a year ago. Our pipeline as of today is 183 million versus 173 million that I reported last quarter.

I also want to take a little bit of time and clarify a Greenfield opportunity which was the topic that came up last quarter. We started to go a little more in depth at our Analyst Day in November and we’ll give you the latest on that. I now actively track what replacement occurred on new EHR sales, so for this quarter 90% of our new contracts there was no existing EHR in place. That compares to two quarters ago 80%, last quarter 87% and, as I said, this quarter 90%. So, we still see a hugely large market as far as Greenfield opportunity for EHR replacement.

Also, from an ICD-10 standpoint, we continue to track to a fall release for our ICD-10 compliant software. That’s when we’ll get it out to market. We then, obviously, have a big conversion to get through, but it gives us a year for all of our clients to make that happen. We’ve also now released our KBM version 8 out to the market which is a totally new user interface for our clients. I would say the response from both our large clients, who are now aggressively rolling out the system, as been excellent. I think, also represented in our 128 new contracts, the new user interface is getting some good uptake in the small practice segment, as well, as we’ve really simplified the front end.

With that said, obviously, we’ll get into Q&A in a little bit, but I would like to, as always, thank the NextGen staff that’s working so hard to deliver these numbers and our clients who continue to be great proponents for us and work closely with us to take the product to the next level. So, with that, I’m going to turn it over to Donn Neufeld.

Donn Neufeld:	Thank you, Scott. Good morning, everyone. We continue to have success selling QSI electronic dental record integrated with the NextGen EPM and EMR. We added 11 new joint dental sales during the quarter. Dentists using the NextGen EPM, EHR, and the QSI dental record receive Medicaid incentive payments.

The QSI dental pipeline is approximately 7.3 million. Again this quarter, NextGen EDI sold a record amount of new EDI services. With new EDI products and our sales teams’ focus on EDI sales we see this trend continuing.

Thanks everyone on the call for their support and interest in our Company. I’ll now turn things over to Steve.

Steve Puckett:	Thanks, Donn. I’m pleased to report that this quarter represented our best revenue quarter to date on the Inpatient side, and we are excited to see the continued acceptance and success as we expand our portfolio of products.

In summary, we closed nine new hospitals and CQI, our most recent acquisition announced in the last earnings call, provided a nice contribution to the overall total. Adding CQI, now known as NextGen Surgical Systems, to our family of products has allowed us to scale upward into larger markets, including specialty hospitals, and it allows us to offer a more comprehensive product suite. Our largest deal of the quarter was to this specialty hospital segment.

I mentioned last quarter that our Inpatient products are now in use at over 200 hospitals. I also noted the attestation of our first hospital clients on the last call, and this quarter we continued to have additional clients attest for both Medicare and Medicaid dollars. Adding new ancillary products, such as surgery scheduling, allows us additional cross-sell opportunities into our installed base, and we continue to see many cross-sell opportunities with our traditional Ambulatory offerings. In fact, as a reminder, most of our Inpatient sales include the Ambulatory product and it remains an extremely strong selling point against our competitors.

In closing, we are continuing to focus on the rural and community hospital market, which is our strength, and we continue to benefit from the fact that this market has been traditionally underserved and we’re finding it an excellent opportunity to facilitate the synergies of our established Ambulatory product with our new and exciting Inpatient offerings. With an expanded offering of new portfolio products, we are beginning to scale upward in the market and we look forward to the new opportunities this will provide us. Thank you for your time and attention, and now I’d like to turn it over to Monte Sandler.

Monte Sandler:	Thanks, Steve. Good morning, everyone. I remain pleased with the progress we continue to make in Practice Solutions, our RCM business unit. Revenue is up 4% for the nine months ended December 31. Operating income was up 59% over the same nine month period. A backlog of signed deals not fully implemented remains strong, and our sales pipeline has several large deals at various stages of the sales cycle.

As I continue to report to you each quarter, our focus remains on sales and marketing. We have added resources in these areas and expect continued growth in the coming quarters.

We are excited about our newly announced relationship with IASIS Healthcare, where we are in the process of deploying our full service revenue cycle offering to more than 150 employee positions throughout their 19 hospitals in seven states. IASIS had previously selected and implemented our Electronic Health Records software and has now selected our Practice Management software, and is partnering with NextGen Practice Solutions to optimize their revenue cycle from software utilization to revenue realization through outsourced billing and collection services.

I continue to hear how provider cash flow is struggling with the new 5010 EDI requirements. I am pleased with the minimal impact we have experienced on behalf of our customers to date. We are watching the future of Medicare reimbursement closely and hope that a more permanent solution is reached before March 1st. We also believe that with the implementation of ICD-10 looming in October 2013 that providers will choose to focus on their core competencies of providing quality medicine, thereby creating opportunities for our full service offering to help them optimize their revenue cycle. With all these changes I’m confident that we remain well positioned to help our providers navigate the changing environment and optimize their revenue cycle with our full service, all payer, best practice solutions that’s built on NextGen’s industry leading software platform.

Thank you for your time and interest in our Company. Alicia, we’d like to take questions at this time.

Operator:	Thank you. Ladies and gentlemen, as a reminder, if you have a question, please press the star, followed by the one, on your touch-tone phone. If you would like to withdraw your question, you can press the star, followed by the two, and if you are using speaker equipment today, it may be necessary to lift the handset before making your selection.

Our first question is from the line of Charles Rhyee with Cowen and Company. Please go ahead.

Charles Rhyee:	Yes, thanks guys for taking the questions here. You know, maybe just first touching on the pipeline number here, 183 million, a nice sequential jump. Is there any way you can give us a sense on the mix between Ambulatory versus Inpatient, and maybe sort of what the relative growth looked like? It looks like you did sign a number of deals in the contract. Can you give us a sense on the relatives of the sizes of the practices you’re seeing today in terms of—in these Greenfield opportunities?

Scott Decker:	Yes, we’re not going to—still not going to go into detail on the pipeline, but I would tell you that we saw good growth across all segments, so that there’s nothing that’s standing out in one division versus the others. As far as the new contract and the market right now, I would also characterize that that’s very similar to past quarters. So, we have a really good mix of large opportunities that we closed in the quarter that I’m sure we’ll be announcing over the coming weeks via press releases, and, as I mentioned, we’re increasingly, I think, doing well in some of the smaller opportunities as we’ve reengineered the user interface. So, no material change from an opportunities standpoint and where we’re chasing deals.

Steven Plochocki:	Charles, this is Steve. To that point.

Charles Rhyee:	Yes.

Steven Plochocki:	To that point, the mix is still about 60% of the deals essentially being in the mid to large range, and about 40% being in the small-mid to small, not too dissimilar from any of our previous quarters, so we haven’t seen any directional change in terms of the size of the deals. We’re just seeing more of them in all categories, and, as a result of that, we’re closing more business and our pipeline is continuing to build.

Charles Rhyee:	Okay, and then just one more carry. I know you don’t want to break out the pipeline between Inpatient and Ambulatory, but was—can you give us a sense on the relative growth between the two. I mean, obviously you added CQI. Does—how much does maybe that help the pipeline growth on the Inpatient side? You know, I just want to get a sense—a relative sense of which side you see is kind of maybe picking up faster than the other.

Steven Plochocki:	As I said, they’re relatively the same from a growth standpoint right now.

Charles Rhyee:	Okay, great. Thank you.

Steven Plochocki:	You bet.

Operator:	Thank you. The next question is from the line of Sebastian Paquette of Goldman Sachs. Please go ahead.

Sebastian Paquette:	Thank you and good morning. So, some of your outpatient competitors are heavily discounting their EMR’s, and so I wanted to know, while you mentioned that you’re not seeing any change in discounting. What would you say the average year-over-year changes in your ASP’s for new outpatient NextGen’s systems deals?

Scott Decker:	This is Scott. I was tracking with your question until the very end when you mentioned ASP. Can you just clarify?

Sebastian Paquette:	Yes, just the price, kind of your average selling price for new deals year-over-year.

Scott Decker:	Yes, so it’s actually flat with a year ago from a discounting percentage.

Sebastian Paquette:	Okay. Okay great.

Steven Plochocki:	Sebastian, this is Steve. You know, discounting is an interesting term. You know, we do, as a company that has multiple products and service offerings in dealing largely across the board in terms of mid—small, mid and large group practices we have bundling capabilities that we employ constantly in our selling process. So when you try to isolate a single area or a single product in terms of discounting, we offer bundled services, to a large extent, in doing a deal. But, I think to Scott’s point, and he’s correct, we haven’t seen any material difference in terms of the deals we do, the pricing of the deals, and the competitive environment for those deals.

Sebastian Paquette:	So, okay. So just so I’m clear then, are you saying that you’re bundling in some Practice Solutions with your clinical deals?

Steven Plochocki:	Those happen periodically, yes. When we offer, we will—we offer a bundled product, we try to sell all our products when we sit down with an interesting customer.

Sebastian Paquette:	But, are you discounting then the Practice Solutions in order to stabilize kind of your core clinical price, or how should I be thinking about that?

Paul Holt:	No, you shouldn’t be thinking about that that way. I mean, there’s the formula that we would build into a deal would be predicated on a lot of factors; size of the group, their three to five year plans, their immediate outlooks, their long-term outlooks. There are a lot of factors as we’re converting healthcare from its fee-for-service world to its accountable care world and move through this next 10 year progression of the modern era of healthcare. Our goal is to make sure that we’re enterprised and solution partners for the practices we work with. We want long-term relationships and we establish those relationships through our product and service offering deals.

Scott Decker:	And, just to add one last piece of color to that. I’ve always reported on discounting level and it’s always been a blended rate, so there’s nothing materially changing from prior quarters or prior years where we’ve always bundled a total solution for our client, and, as I said, we haven’t had any additional discounting we’ve had to do over the last several quarters.

Sebastian Paquette:	Okay, and then just regarding your Inpatient strategy following a string of deals. Are you satisfied with the current portfolio of technology in foot print in order to grow that organically, or do you think that additional M&A is warranted? And if so, could you just talk about the scope of potential future deals? Should they be similar to what we’ve seen in recent history, or are you interested in potentially expanding to the larger size of deals there?

Steven Plochocki:	Yes, this is Steve. Just to answer that question directly, we definitely are looking forward to expanding and moving upmarket. I mentioned that in some of what I had said. We will continue to focus on the rural area that we’ve made sort of a entrée into, and it’s been very good for us. It was a great market, like I mentioned in Thunder Serves, so we’re going to continue to exploit that as much as we possibly can. But yes, we will, and I think we will continue to expand the product portfolio so that we can do that because the farther you move up the market, the more the portfolio needs to be rich.

Sebastian Paquette:	All right, and then as final question here on—under clinical and financial cross-selling Greenfield, could you provide us as a rough update on how many physicians use Practice Solutions but not your NextGen EMR, and then maybe vice versa? Thanks.

Steven Plochocki:	I’m sorry. Please repeat that. Please repeat that question, Sebastian.

Operator:	One moment. Sebastian, please go ahead.

Sebastian Paquette:	Okay, can you hear me?

Steven Plochocki:	Yes.

Sebastian Paquette:	Okay, great. So in terms of your clinical and financial cross-selling Greenfield, could you provide a rough update on how many physicians use Practice Solutions but not your NextGen EMR and vice versa?

Monte Sandler:	This is Monte. Practice Solutions currently has about 5,000 providers that we are performing full service revenue cycle services to, which is a small percentage of the current NextGen user base and, you know, the existing NextGen customer base remains a big opportunity for Practice Solutions to continue to grow our reach within our current customer base as well as bringing new customers into the fold.

Sebastian Paquette:	Great. Thank you.

Operator:	Thank you. The next question is from the line of Michael Cherny with Deutsche Bank. Please go ahead.

Michael Cherny:	Hey, guys.

Steven Plochocki:	Hi, Michael.

Michael Cherny:	You know, obviously you’ve made some tuck-in acquisitions over the last couple of years. As you think about those businesses and your product development strategy going forward, particularly as you move upstream into more of the hospital market, you know, you’re R&D spiked a bit this quarter. Can we think about this quarter’s R&D rate as more of a run rate in terms of what you’re investing back into the business, or is there some unique functionality in this quarter that caused R&D to spike?

Paul Holt:	This is Paul. There was no unique one-time event. We, as a company, are just continuing to invest in our products, and that’s across each business unit. We’re doing a lot of work with further integration of products between the Inpatient and Ambulatory. We’re introducing a variety of new products into our customer base and with new customers. The R&D expense number you’re seeing is just indicative of that.

Michael Cherny:	Great, and then I guess, jumping back to the ICD-10 product launch later this year, are there any plans to do any beta testing? I know it’s obviously tough given that the compliance rules don’t go into effect until next year, but what’s been the customer involvement so far in the product development and/or what will it be prior to the full launch?

Scott Decker:	This is Scott. I’ll go first and then Monte might want to chip in a little bit. You know, at this point there hasn’t been a lot of customer involvement because it’s really just the pure R&D side. Between our EDI group and our Practice Solutions group, we have a pretty good sense of exactly what needs to be done. The development’s really in its final stages. From that point we will go through our normal beta process that we always go through with the installed base and with our Practice Solutions and EDI group, it gives us a great chance to really test it out both with our clients and internally as we move through it. What I’m probably most bullish on is just that we’re giving ourselves a really nice window of a year to shake anything out and I think we’ll be in good shape.

Monte Sandler:	From a Practice Solutions perspective, we will continue to support our customer base to make that transition from ICD-9 to ICD-10. We see it as an opportunity for us as it grows through our business. As you know, the complexities become much greater going from ICD-9 to 10, and so Practice Solutions, with our full service offering, will be a good support system and allow providers to focus on practicing medicine and getting up to speed with respect to that transition. What we focus on are back end revenue cycle and revenue optimization.

Michael Cherny:	Great. Thanks.

Operator:	Thank you. The next question is from the line of Ryan Daniels of William Blair & Company.

Ryan Daniels:	Yes. Good morning guys. Thanks for taking my question. Let me throw in a few financial ones up front for Paul. I think that you mentioned that the implementation and training margins dropped a bit sequentially and hit gross margins due to some ramp and hiring ahead of what you think will be a big year for new system implementations. Is that at a level now where you’re pretty comfortable going forward with the staffing levels, or do you think you’re going to continue to ramp that up in a spec function? Just any color there would be helpful.

Paul Holt:	Yes, this is Paul. So, we clearly did do a fair amount of ramping up there this quarter and we have to reserve the right to make changes to that as conditions on the ground based on what the conditions are like. So, this quarter we also have that seasonality that comes into play in the December quarter, and it is fairly pronounced because you have the issue of the holidays and we have our user group meeting that happens in the months of November, as well. So, I think going forward you’ll typically see a rebound in margins in the March and June quarters in that particular area, but in terms of future hiring, we’ll see how it goes. I’ll let Scott add to that too.

Scott Decker:	Yes, and this is Scott, so I would definitely expect that we’ll continue to sequentially add just as our sales continue to accelerate. It’s just a by-product of that. We’ll need more capacity.

The other thing to note is in our implementation and training. I’d really categorize it as a billable resource. And so there’s also ongoing hiring with billable management consulting resources, which we see as a really nice growth segment that’s impacting that. So just from perspective, you know, we grew our overall billable resources, implementation, training and consulting over 10% in this last quarter and the first quarter they’re on, they’re essentially not billable. So, you’ll see a little bit of that choppiness just as we go through peaks and valleys of increasing that bandwidth.

Ryan Daniels:	Okay. That’s all very helpful color. And then, if we think about the sales force, I think you said it was up about five quota carrying reps to 107. What are the thoughts going into calendar 2012? Do you envision that hovering around that low hundred level still, or have you put some plans in place to continue ramping that throughout the year?

Scott Decker:	Yes, I plan on continuing to ramp it. We feel like there’s more opportunity than we’re getting to in some respect. So, we’ll continue to test that by. Rationally you won’t see a huge jump, but I would continue to see that drift up over the next few quarters.

Ryan Daniels:	Okay, and then maybe one last bigger picture one for Steve. You talked a little bit about the international front at the Analyst Day. You know, it sounded like there might be something afoot there. Any color you can provide just on your thoughts of international growth opportunities, or how much you’re currently investing in looking at the international markets, et cetera would be helpful? Thanks.

Steven Plochocki:	Sure. Yes, we did talk about international. We do have teams dedicated to expanding in those areas. We have strategic alliance partners that we’re engaged with, and unfortunately I can’t give you any specifics, because we’re right in the midst of several activities right now. But yes, you can expect to see that we’ll become engaged and more engaged throughout the year in international opportunities. They’re quite plentiful.

Ryan Daniels:	Okay, thanks for the color guys.

Steven Plochocki:	Thank you.

Operator:	Thank you. The next question is from the line of Jamie Stockton with Morgan Keegan. Please go ahead.

Jamie Stockton:	Hey, good morning. Thanks for taking my questions. I guess, Scott, the first one. When you think about the pipeline metrics and how much of that gets converted over the next couple of quarters, historically that number was kind of around 60% for years, and then when the stimulus hit it started to drop. Maybe some of that was, you know, the change to using the CRM to drive the pipeline number, but is there going to be a time in 2012, because this is going to be such a big year for physician EHR adoption, when the conversion rate of the pipeline kind of, you know, ramps back up? It seems like it’s in the low to mid-40s right now. Any thoughts on that would be great.

Scott Decker:	Sure. I don’t see that yet. I mean, we’re continuing to see it grow in robustness and, you know, part of that is still deals maturing into the overall pipeline. So, you know, I think maybe it is just when we changed to the CRM system it changed the metric and methodology which is, you know, two years ago, now. At this point, I don’t see anything materially changing in the conversion percentage.

Jamie Stockton:	Okay. And then, the other question I had for Steve Puckett was, you know, you said that the nine hospitals that you guys signed up during the quarter, that CQI helped with that. Did you mean that, you know, some of those hospitals were from the CQI base that you signed up for a broader clinical platform, or was it that some of those nine hospitals had signed up for CQI Surgical platform?

Steve Puckett:	Well, specific to this quarter, I think that we have opportunities in both ways that you just described as we go forward, but specific to this quarter, what it did was it gave us a better product portfolio overall. So, I mentioned to you about the specialty markets, those things in certain—we’re talking about surgical hospitals which that kind of a system is absolutely essential for. So, for example, we were able to get some deals or be more successful in deals having CQI with us. So really it brought new business with us hitching that together.

Jamie Stockton:	Okay, but those were hospitals that were buying more than just the CQI platform?

Steve Puckett:	Absolutely.

Jamie Stockton:	All right. Thank you.

Operator:	Thank you. The next question is from the line of George Hill with Citigroup. Please go ahead.

George Hill:	Hey, guys. Thanks for taking the question. Sorry if I missed this number. Did you guys detail the contribution from ViaTrack in the quarter? I’m sure it was probably small. And also, was there a meaningful contribution from ViaTrack to the pipeline?

Paul Holt:	Yes, this is Paul. ViaTrack didn’t add a material amount of revenue in the quarter. It was down to right about the middle of the quarter, and I think what ViaTrack does more for us is our costs in certain aspects of the EDI line. So, I think that the bigger bang there is on the cost line as opposed to the top line. There is a small amount of revenue, but it is not a lot.

George Hill:	Okay, and Steve, you were talking about how you’d mentioned earlier the stage two reqs will be out soon and, I guess when I think about the Ambulatory side, I generally think that the up-sell opportunity for the Ambulatory vendors is less than the up-sell opportunity for the hospital vendors, as we look forward to stage two. Can you give us some sense of what is purchased incrementally, you know, from the physician practice or the clinic space, as they move from stage one to stage two? Would they buy incremental from Quality Systems and how should we think about that from a dollar sales or an incremental sales perspective?

Scott Decker:	This is Scott. So, the biggest change is likely to be the need for additional connectivity, both the sharing of data between physicians and then probably more importantly the patient side. So, I think the biggest incremental sale we’ll see is Patient Portal and some HIE drag also. I think the other more subtle opportunity is increasingly I think you’ll see clients wanting to move to our KBM platform which doesn’t necessarily—isn’t an add-on, but I think it makes it more and more important for clients to be on a preconfigured system, you know, with a robust content that does all the reporting for them. So, I think we will see some tailwind from that, as well.

George Hill:	And how about, I guess, you know, from a dollar perspective, if we think of a—as a EMR license is 15 or $20,000, what’s the incremental kicker from these incremental pieces of functionality?

Scott Decker:	Yes, well, I mean, the list price on Patient Portal is $2,000 per physician and $59 a month. HIE is more of an enterprise sale. It ranges probably from a quarter of a million to half a million type deals.

George Hill:	Okay, and I guess, just one last one quick. Are we seeing anything—any meaningful sales pipeline develop from the Dell relationship yet, or is it still too early there to make a call?

Scott Decker:	Subjectively we’re seeing some really good activity with Dell and some nice opportunities we’re working on together. I wouldn’t say that, from a pure pipeline literal translation, that you see it in the pipeline yet.

George Hill:	Okay, all right. Thank you.

Operator:	Thank you. The next question is from the line of Richard Close with Avondale Partners. Please go ahead.

Richard Close:	Yes, thank you. Paul, I was wondering if you—can you give us the Ambulatory revenue and operating profit again, real quick?

Paul Holt:	Sure. Revenue 85.9 million, and the operating income 35.2 million.

Richard Close:	Okay. And then, with respect to the acquired intangibles, 1.2 million, that’s not tax affected, correct?

Paul Holt:	That’s not. Correct.

Richard Close:	Steve, I was wondering if you could talk a little bit about the pipeline. You know, last quarter when was it was essentially flat sequentially, you did talk about stages three and four being extremely robust. Obviously you showed sequential improvement in stages one and two here with the 183 that you just mentioned. Can you talk a little bit about the later stage pipelines, or earlier stage I guess, three and four?

Steven Plochocki:	I think what we’re starting to see here as we enter into the second year of the stimulus is exactly what all the industry reports are stating, including the CMS report that came out November 30th, is that the activity levels for adoption in 2012 through 2013 should be the most robust period of adoption. So, as a result of that, our lead, our web hits, our online demos, our RFPs continue to pour in and build into categories three and four, which eventually funnel into the pipeline that we announce to you guys. So yes, as categories three and four continue to be extremely robust and funnel into categories one and two, which is what we report to you. Those are deals that we want to get done within six to eight months. We think that we have a very, very strong indication that calendar year 2012 is going to be just as CMS said—Kathleen Sebelius said, is going to be a powerfully robust year for us.

Richard Close:	Okay, and then, over the last couple of quarters you’ve been providing us some higher level guidance in terms of growth. Can you update us on where you stand with respect to this current fiscal year?

Steven Plochocki:	I think the guidance that we provided last quarter was 21 to 24% revenue growth for the year. That’s the year that’ll be ending in two months. And then our EPS, I think we upgraded to 29 to 34%, and actually, quite honestly, we probably have a pretty good shot at 35% on that bottom one. And then, of course, we’ll be announcing guidance on our next call for our fiscal year 2013.

Richard Close:	Okay. Thank you.

Steven Plochocki:	Thank you.

Operator:	Thank you. The next question is from the line of Greg Bolan with Sterne Agee. Please go ahead.

Greg Bolan:	Hey, thanks for taking the question. In the community hospital market that we’ve heard that NextGen has been taking share from some of the other rural vendors as of late; can you just give us a sense of your competitive edge? You know, what are your new clients telling you?

Steve Puckett:	Well, I think I’ve been saying this on each call, but without question the strength of the Ambulatory product suite is significant for us. In that area of the market, nobody, none of the competitors have as strong a suite as we do in that capacity. And, where there are hospitals there are always doctors, and in our case, on the smaller side, typically in the rural areas, most of them are owned, and as a result of that we’re selling the systems simultaneously together. And so, that’s been, I think, our number one strength.

The other thing, I think, too, is we have a browser based clinical system and it’s easy to deploy, and easy for us to enhance very quickly, and I think some of our existing competitors, when you look at them, are running on older technology. So, I think those two things have probably given us the best edge.

Greg Bolan:	That’s helpful. Thanks. And then, Steve, big picture question here. But, you know, with the 9.5 billion or so that’s expected to bolster FQHC capacity for healthcare reform, how much do you guys think might siphon through as demand for clinical IT applications and services, and are you already seen enquiries increase from the FQHCs.

Steven Plochocki:	Well, the FQHCs have always been one of the—a strong target for us. As you well know, we’ve—by having a service offering that provides dental as well as physician capabilities in software, we’ve been able to be the—an ideal, one stop shop for those areas. It continues to be an important part of our mix in terms of our business and we anticipate it will continue, now with the infusion of more dollars, will continue to be an important part of our deal mix.

Greg Bolan:	Okay, that’s helpful. And then, this last one.

Steven Plochocki:	I mean, it won’t slow down. It’ll continue to grow.

Greg Bolan:	That makes sense definitely. Paul, last question, on the other side of the equation just in terms of the hit to margins from ViaTrack, can you quantify the hit to margins this quarter since it probably was mostly cost with not a lot of revenue?

Paul Holt:	Yes, since we just acquired these guys, I don’t want to leave the impression that this was hugely material to the results in our quarter. Since it was in the middle of a quarter when we acquired them, it clearly gave us a benefit on our cost structure as well as a small addition to our revenue. But if you look at the EDI gross margin and compare that to the prior quarter and the year ago quarter, you’ll see we had a little bit of a pickup in margins. So, take a look at that.

Greg Bolan:	Okay. That’s helpful. Thanks, guys.

Paul Holt:	Yes. Thank you.

Operator:	The next question is from the line of Donald Hooker with Morgan Stanley. Please go ahead.

Donald Hooker:	Great. Thank you. I was wondering if you might kindly elaborate on, I guess, this other services line. I know you do a lot of consulting work, and that seems to be an interesting new area for you, and I was wondering if you could elaborate on some of the growth there?

Paul Holt:	Well, part of that growth has been in the area of consulting services. We’ve got a very big opportunity there to help our customers in making the best use of our product. Our product’s got a lot of great functionality and features and we see a lot of opportunity there, and we’ve been investing in that area and it’s really been contributing to some nice growth. We’ve also had similar to maintenance, when we have these annual licenses that we sell. They’re ancillary products that we’ll sell an annual license to and. as our customer base grows, that grows as well and we’ve been seeing some nice growth in that area as well. So unless Scott has some additional color on that. He probably does.

Scott Decker:	Yes. So on the consulting part, Don, as I’ve been talking about for a while now, we do continue to see really nice complementary services we can offer into the client base. I would say our—the first two areas of expertise we really delved into is just operational performance from a financial side, going in and working with clients, and early results there are nice, so we continue to try to scale that practice.

And then, the other one is maybe just some more advanced deployment services for some of our larger clients as they’re trying to ramp up the pace that they can roll out the product, and so we’ll continue to grow that practice. You know, I think the next practice we’ll really start to look at is probably more on just the clinical workflow standpoint, as well as maybe doing a little bit more partnering, even with third party consultants who’ve built up practices around NextGen that we might be able to collaborate with in a more constructive fashion than we have in the past. So, as you alluded to, we started going down this path about a year ago. I’m pretty pleased with the early results and we do hope to continue to see really good momentum this year in the practice we already started, as well as expanding into some new ones.

Donald Hooker:	Great, and just one little last one and I’ll jump off. In terms of when I think about Practice Solutions kind of longer term in terms of the revenue growth trends, is it—do you guys have like a vision just in terms of kind of a top line growth? Obviously it moves around quarter to quarter, but if you could help just like with the general trajectory goal for you in that business in terms of revenue growth?

Steven Plochocki:	That’s Monte.

Monte Sandler:	Yes, this is Monte. We see Practice Solutions as a significant growth opportunity. As I mentioned before we have a large install base with NextGen products that we continue to focus on with the tasks I gave you earlier. There’s a lot of upside within that base. We also have an interest in expanding the scope of services, and supporting Steve Puckett and the Inpatient group and possibly even Donn and the Dental group. So, we think that just with our existing customer base there is a large opportunity for growth over the next several years, as well as new opportunities in the marketplace. So, we’re focused on growing the business and certainly see significant growth over the next several years.

Scott Decker:	And Don, I would just add, our sales force is pretty opportunistic and, just working with them on a day-to-day basis, I would say their enthusiasm for Practice Solutions and Revenue Cycle Management is definitely on an upswing right now. And, with the size of our sales force, if they get excited about something you start to see movement. So, I would agree with Monte’s characterization. I fully anticipate that our stand will be gaining some momentum over this next year.

Donald Hooker:	And, I think that you mentioned real quick, that you were re-incentivizing sales—the sales force towards that product area. Is that correct?

Scott Decker:	Yes, so we did change around their incentive plan just within the last quarter to—and so, you know, that goes hand-in-hand with the comments I just made. So, that also incents them and we’re seeing good momentum and good early activity, so that should start to materialize in the next couple of quarters.

Donald Hooker:	Great. Thank you.

Scott Decker:	Thank you.

Operator:	Thank you. The next question is from the line of Bret Jones with Oppenheimer. Please go ahead.

Bret Jones:	Thank you. I wanted to circle back on a couple of points that hit already, mainly on the implementation side and the margins there. I was wondering if you’d talk about the percentage of third party consultants that you’re using for your implementation deals and, with the additional capacity that you’ve added—internal capacity you’ve added, does that change the percentage of how you’re using third party consultants?

Scott Decker:	Yes, let me go first and then Paul might want to give some of the more detailed information. Where we’re starting to use third party consulting more is on the larger hospital based opportunities. And so, as you know, we’ve signed some pretty big deals over the last few quarters and, to supplement our existing capabilities, we’ve tapped into that. So, I would anticipate we’ll continue to sell some of those, and that’s where we may tap into third party resources. I’d say our standard blocking and tackling deployment of EHR, EPM it’s still, for the most part, completed staffed by internal resources and that’s where we have good visibility and where you’re seeing the scale that we’ve done this last quarter. And so I don’t think, at this point, I see the need for a lot of third party help on that front.

Bret Jones:	And I just wanted to make sure I’m clear in terms of how you’re going to be using them going forward. It sounds like you’ll be using them slightly more because of some of these larger deals you signed or—and that will impact the implementation margin further, or do you expect the internal capacity to be able to soak some of that up?

Scott Decker:	Yes, I think there’s a couple of deals we’ve used it on. I would say that’ll probably stay relatively the same. So, we’ll roll them off that one deal and they’ll move onto the next big one. I feel very comfortable that we can staff internally, and what you saw—I mean, this quarter was just a wave of hires in one quarter, which we’ll try to spread out a little bit more in going forward quarters. And so, they’ll be up to capacity as we get into next quarter.

Bret Jones:	All right. Thank you. And then, just on the R&D front, when Paul, I think you said that this is a pretty good run rate, that there wasn’t anything unusual in there. But then, as we kind of went through the call, you talked about the ICB-10 development coming—you know, beginning to wind down towards the back end of this year and also, I would think, the Inpatient and Ambulatory integration at some point will wind down. Is there a point where the R&D spends you’ve accelerated because of some of the deals that you’ve done and also the regulatory changes that are, you know, major regulatory changes that are taking place, and the pace of growth in R&D spending will slow down? Or, is that fair to say?

Paul Holt:	I don’t see anything on the horizon that says we have a reason to slow down at all. We’re going to continue consistent with what we’ve done in the past. I think it’s going to continue. I think there’s a lot of opportunity in further integration between the Ambulatory and Inpatient products and I’ll just say our development teams, they’re not sitting around. They’re very busy and I really don’t see that changing.

Scott Decker:	And, just to give you a little flavor, you know some of the things on the horizon we have meaningful use stage two, right after ICD-10. As I’ve already mentioned, we’re investing in KBM, and on this call we haven’t really talked about ACO specifically, but that’s a huge opportunity for us. And, as we talked about at the Analyst Day, you start looking at new analytics and data tools, so it’s not even just existing product lines where we’re investing. We’re also right in the heat of building up some new product lines that will really help us leverage that emerging market. So, there’s a lot.

Now, the other thing to just consider is, as you know, we’ve started investing in India operations and that will help us as we go forward on expense on R&D, as we’re able to split the works on an international basis. So, you’re probably seeing that start to ramp up to a certain extent.

Bret Jones:	Okay, great. That’s helpful. And then, just lastly, I wanted to take a crack at the pipeline. In the past you’ve talked about seven figure deals, and I was just wondering if you could give us an indication for what kind of contribution seven figure deals had not only in maybe sales in this quarter, but also in the 10 million increase in pipeline?

Scott Decker:	Yes, I’d say it’s consistent with past quarters. So, you know, roughly, I think we talked about double-digit number of deals closed and more contributing to the pipeline just because it’s a little longer view. That hasn’t changed materially, so, as we said, we’re doing relatively the same number of large deals that we’ve done and still have those in the pipeline going forward.

Bret Jones:	And no change to the definition pipeline, I assume?

Scott Decker:	That’s correct.

Bret Jones:	All right, great. Thank you.

Scott Decker:	Thank you.

Operator:	Thank you. The next question is from the line of David Larsen with Leerink Swann. Please go ahead.

David Larsen:	I wondered, I don’t suppose that you have as clients—how many do not include Opus or Sphere, or do they all include those?

Steve Puckett:	Well, when we did the acquisition of CQI we got a list of about a hundred hospitals that they’re installed in various sizes. So, I would say, we’re talking somewhere around the 70 -type range of where we have Opus and Sphere.

David Larsen:	Okay, so there’s another 130 hospitals within that 200 that are a potential in-sell opportunity for Opus and Sphere?

Steve Puckett:	Absolutely.

David Larsen:	Okay, great. And then, as far—like 128 new contracts in the quarter. I mean, I know you had a good quarter in terms of pipeline, but I mean that’s up a lot, like 36% relative to sort of what we see consistently each quarter. Was there anything like unusual? Like, can you maybe talk about how you changed the sales forces’ incentive, comp or, you know, it doesn’t sound like you hired that many new reps in the quarter? Was there anything unusual?

Scott Decker:	Yes—no, there was nothing. I think you’re just starting to see some market build. The one place that probably, on a percentage basis, that we have invested heavier is on inside sales and, as you might guess, inside sales is responsible for the smaller practices. And so, you’re probably seeing a little bit of uptick in small practice sales because of the increased focus on our inside sales group.

David Larsen:	So, they’ll make outbound calls from within the office and sell them that way. Is that correct, or?

Scott Decker:	Right, so we’re able to actually sell smaller practices with an inside sales force.

David Larsen:	Okay, and then just one last question. You talked about the Patient Portal or the Doctor Portal, $2,000 a doc for stage two. Can you maybe just describe what that is and why you would need it to meet stage two requirements?

Scott Decker:	Sure. So, the Patient Portal is really the tool that our physician practices use to communicate with their patients. So, they put up the Patient Portal and it allows them then to offer out to their patient population the ability to do online appointments, to do their bills online, to do prescription refills, et cetera. One of the requirements of stage two, it almost went into stage one, and obviously stage two’s not finalized, but that we expect is the ability to electronically provide visit information to your patients. And so that becomes, you know, for our clients really the easiest way to meet that requirement for patient communication is through the installation of our Patient Portal. In stage one, they really watered it down and, I mean, you could essentially just give them a stick with their information on it or a whole variety of ways around it. We expect it to be much more onerous in stage two that will really push Patient Portal need and, to be honest, we’ve already started to see the uplift in sales in anticipation of that.

David Larsen:	Okay. So, if you have 80,000 doctors in your base now, how many have the Patient Portal now, roughly, do you think?

Scott Decker:	I know the number, but I don’t know the number. So, it’s a fairly small percentage at this point. I would—I’m going to—should I guesstimate or not?

Speaker:	(Inaudible).

Scott Decker:	Ten to 20% probably.

Paul Holt:	Yes, it’s a low percentage.

David Larsen:	Okay, so if you have 20,000 or have it, another 60,000 are probably going to need to buy it at $2,000 a doc?

Scott Decker:	There’s the market potential for that. Now, some may choose not to do it. Some may do a different solution, so—but it definitely opens up a market, and I’m giving you list price, as well. Just so you don’t go crazy on modelling something on me. There’s also further recurring revenue opportunity with that as well, along with a couple of the other products that we have that we’ve been released recently that have recurring revenue types of things. These are monthly fees that we charge, and those things are nice because they’re recurring, and predictable, and have good margin.

David Larsen:	Okay, great. Thank you very much.

Scott Decker:	Thank you.

Operator:	Thank you. The next question is from the line of Brian Delaney with Entrust Capital. Please go ahead.

Brian Delaney:	Hey guys. Thanks for taking the call. As it relates to the pipeline, can you guys just comment on the margin profile of what’s been getting put in the pipeline, and is it consistent with the type of margin profile that we’ve seen in the pipeline over the last few quarters in terms of what we’ve added?

Scott Decker:	Yes, we haven’t changed any of the model in how we’re reporting pipeline, so it’s very consistent and there’s nothing out of character in the pipeline that we’re reporting today versus what we’ve seen in the past couple of years.

Brian Delaney:	It wasn’t a question of being changed how it goes in. It’s just a question of the overall profitability of the types of deals that you’re putting into the pipeline.

Scott Decker:	Right, yes, so no change on that front. As I said, we don’t see any discounting pressure either in what we’ve experienced the last couple of quarters nor in what’s in the current pipeline.

Brian Delaney:	Okay, and to be clear, the ViaTrack acquisition, there’s nothing from that acquisition that’s ended up in the pipeline numbers either?

Steven Plochocki:	No, EDI is not part of the pipeline that Scott normally records.

Brian Delaney:	Okay. Thank you very much.

Steven Plochocki:	Thank you.

Operator:	Thank you. The next question is from the line of Bryan Brokmeier with Maxim Group. Please go ahead.

Bryan Brokmeier:	Thanks for taking the calls. Just to clarify on the R&D, are you saying that you don’t expect to see R&D growth slowing from where you have been investing over the last several quarters, other than this last one, or at the level that this past fiscal quarter was at? Is this the new run rate?

Steven Plochocki:	Is this the new run rate? Yes, I think what we’re trying to say is that we’re going to be consistent and there’s nothing unusual or one-time about what we reported in R&D this quarter.

Bryan Brokmeier:	Okay. And then, healthcare utilization showed some signs of improvement in the fourth quarter until December, which may have been driven by people not getting sick in the warmer than usual weather. Do you see a dip in RCM, EDI, and other transactional based revenue sources in December from the trends in October and November?

Monte Sandler:	This is Monte. From the RCM perspective, I would say that there’s no material difference with respect to the end of the calendar year. If you remember 5010, EDI was being implemented. Some payers started doing that, switching over to those formats in November, many in December, many, so we saw some changes with respect to 5010 being implemented, but as far as utilization no material difference.

Donn Neufeld:	EDI’s the same. We didn’t notice a material difference based on market. We do have, you know, the seasonal differences you see every year.

Bryan Brokmeier:	Mm-hmm. Okay, thanks.

Steven Plochocki:	Alicia, we will take one more question please.

Operator:	Okay. The next question is from the line of Dave Windley with Jefferies & Company. Please go ahead.

Dave Windley:	Hi. Thanks for taking the questions. On the R&D, I wondered if you could rank-order your priorities in terms of where this increased spending is going. I know you listed off some, but I’m curious about what’s highest on the list.

Steven Plochocki:	We have a lot of things on the list, but clearly there’s the immediate and then there’s the future. The immediate sitting in front of us are KBM; we have the ICD-10 that has got a hard stop of October 2013, so we have to work feverishly to make sure that we’re prepared for that, as our customers are prepared; and we have projects that are emerging from large enterprise opportunities that we have signed historically. So, what we believe is that we’re going to have a—probably a very flat line in terms of the percentage of revenue for R&D on a going forward basis, but we will be moving on and off various projects that comprise the immediate needs, and then of course we have project teams working on our future needs.

As Scott indicated earlier, we are going through a pretty dramatic change in healthcare and for—even though there’s two-thirds of doctors and half the hospitals that still need electronic medical records, there is still a percentage of those groups that are moving. About 11%, I think, of healthcare is now actively engaged in creating regionally based accountable care organizations, and the software needs of those groups are going to include the additional needs for analytics, informatics, standardized practice patterns, formats, et cetera, et cetera. So, there—we are operating in terms of R&D on immediate needs, which, of course, are priority, and then, of course, the needs that will be emerging from the advent of the creation of accountable care organizations and organizations like that will be operating under different model of payment and different models of reimbursement.

Dave Windley:	Okay. Thanks, Steve. So, your comment about percentage of revenue answered a follow-up question I had, if I could just ask one more. If you think about the hospital market, I guess it seems more attractive to me to run as fast as you can after the smaller end of the market where you are, where you’re already gaining traction, and less attractive to move upstream into the more competitive, larger hospital market, you know, even the medium sized hospital market. Would you agree with that, or is there something that I’m missing in terms of knock-on sales to other parts of your business that would make spending more aggressively on R&D for that middle market make sense?

Steven Plochocki:	Well, I’ll answer your question this way. The—clearly we created our Inpatient products for the small hospital market, because, as you know better, almost three times as many small hospitals as large hospitals. It’s probably the least penetrated component of all the aspects of this EHR movement right now, but there’s varying degrees within the small. You can go from a five to 10 bed hospital, to a 300 bed hospital, and those are all categorized as small.

Our mission and goal, as Steve Puckett alluded to earlier in our conversation, is to continue to add components that allow us to move upstream in that market, but we are performing at a very high level in terms of securing business along that way. So, as of right now, we’re going to continue to build on our small hospital base, but we are going to continue to move upstream but there is a lot of work to do. There’s a lot of work to do. A lot of hospitals to get electronically based and, as you can see, our Inpatient business has grown at about, what Paul, 70%?

Paul Holt:	Yes.

Steven Plochocki:	On a continuous basis between 70 and 80%. So, that’s how I’ll answer that question.

Dave Windley:	Okay, great. Thanks for squeezing me in.

Steven Plochocki:	Okay. Thank you very much, and thank you all for joining us today. We appreciate it. I think what you see here is a company that’s now, you know, five straight quarters where we’ve exceeded analyst expectations for revenue growth and earnings per share. We have a $183 million pipeline, which is growing. We have categories three and four in our pipeline, which are building as well. So, I think, along the lines of the CMS report that came out late October—excuse me, late November, we truly are embarking upon probably a four to eight quarter period of the most robust growth in EHR adoption, and we’re well prepared for it with products and service offerings that we think will serve the shareholder quite well. So again, thank you. I look forward to seeing you in our travels, and take care.

Operator:	Ladies and gentlemen, this does conclude the conference call. If you would like to listen to a replay of today’s conference, please dial 1-800-406-7325 or 303-590-3030 and enter in the access code of 4507957. Thank you for your participation. You may now disconnect.

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